Exhibit 4.4

[    ]

and

Trina Solar Energy Holding Limited Co.

Share Transfer Agreement

Relating to

Changzhou Trina Solar Energy Company Limited

This Agreement is signed by the following Parties on March 28, 2006 in Changzhou, China:

Party A:

Address:

Legal Representative:

Title:	Chairman of the Board

Nationality:	People’s Republic of China

Party B:	Trina Solar Energy Holding Limited Co.

Address:	Corporate Filing Services Limited, 4th Floor, Harbour Centre, P.O. Box 613, George Town, Grand Cayman, Cayman Islands, British West Indies

Legal Representative: Gao Jifan

Title:	Chairman of the Board

Nationality:	People’s Republic of China

Whereas:

1.	Changzhou Trina Solar Energy Company Limited (hereinafter “TSEC”) is a limited liability company established and validly existing under the laws of the People’s Republic of China (hereinafter “China” and, for the purposes of this Agreement only, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan region, as to be construed similarly hereinafter) having an Enterprise Legal Person Business License under the reference number of Qi He Su Chang Zong Zi No. 002290 issued by the Industry and Commerce Administration of Changzhou City, Jiangsu Province, whose enterprise type is Sino-foreign joint equity enterprise (limited liability company), whose legal address is No. 8 Xinyuan One Road, Xinbei District Electronic Industrial Park, Changzhou City, whose legal representative is Gao Jifan, and currently having a registered capital of US$7,280,000 under the following equity structure:

Name of Shareholders	Capital Contribution (in Thousand US$)	Percentage of Total
Changzhou Trina Investment Company Limited.	2,365	32.48%
Changzhou Wujin Nanfang Bearing Company Limited	1,380	18.96%
Sino Super Investment Limited	1,380	18.96%
Sun Era Industries Limited	775	10.64%
Wai Tat (Hong Kong) Limited	1,380	18.96%
Total	7,280	100%

2.	Party A is a limited liability company established and validly existing under the laws of [ ];

3.	Party B is a limited company incorporated in Cayman Islands (hereinafter “Cayman”);

4.	Party A agrees to transfer to Party B and Party B agrees to accept the [ ]% equity in TSEC held by Party A on the terms and conditions set out in this Agreement.

Therefore, following full consultation with each other, Party A and Party B have concluded the following terms for mutual compliance:

Article 1 Equity Transfer

As agreed by the Parties after consultation, Party A shall transfer the [    ]% equity in TSEC held by it to Party B in accordance with the provisions of this Agreement and Party B agrees to accept the equity so transferred in accordance with the provisions of this Agreement and to assume the shareholder rights and obligations underlying such equity as set out in the Joint Venture Contract and Articles of Association of TSEC.

Article 2 Transfer Price and Method

1.	As agreed by the Parties after consultation, it has been determined that the price for the transfer of the TSEC equity by Party A is US$[ ].

2.	The “Closing Date” referred herein shall mean the date on which Party B is recorded in the shareholder register of TSEC after the equity transfer under this Agreement has been approved by the competent examination and approval authority or a closing date otherwise agreed by the Parties.

Article 3 Means and Time of Payment

1.	As agreed by the Parties after consultation, Party B shall pay the purchase price to Party A in cash in one lump sum within 3 months of the Closing Date or on another date agreed upon by the Parties.

2.	Party B’s acceptance of the proposed equity transfer from and payment of consideration to Party A will be subject to approval by and registration with the foreign exchange administration authority of China.

Article 4 Effectiveness of Agreement

Party A and Party B agree that the effectiveness of this Agreement depends upon the full satisfaction of the following conditions for effectiveness:

1.	This Agreement is affixed with the seals of Party A and Party B and signed by their respective legal representatives or authorized representatives;

2.	The equity transfer under this Agreement is approved by the internal decision making bodies of Party A and Party B, mainly including:

(1)	approval by the shareholders’ meeting of Party A;

(2)	approval by the board of directors of Party B.

3.	The equity transfer under this Agreement is adopted by the board of directors of TSEC;

4.	The equity transfer under this Agreement is approved, or such approval is exempted, by all competent Chinese authorities or government departments such as the authority in charge of foreign investment.

Article 5 Party A’s Obligations from Date hereof to Closing Date

The Parties agree that from the date hereof to the Closing Date Party A shall make its best efforts to cause TSEC to operate in a normal way and exercise its shareholder rights entitled by it by virtue of the equity held by it in TSEC in a proper manner and shall not dispose of the equity held by it in TSEC in any way other than the transactions or property disposals required in the normal course of operation in relation to such equity.

Article 6 Representations, Warranties and Undertakings

1.	Party A makes the following representations, warranties and undertakings to Party B, warrants that as of the time when this Agreement becomes effective such representations, warranties and undertakings are still valid and acknowledges that Party B enters into this Agreement in reliance of such representations, warranties and undertakings:

(1)	Party A is a company established and validly existing in accordance with law;

(2)	The equity to be transferred hereunder is legally and validly existing without mortgage, pledge, lien or any security interest, and there is no any other circumstance or fact which affects in law or in fact the equity transfer from Party A to Party B;

(3)	Written consent and waiver of preemptive rights will be obtained from all shareholders of TSEC besides Party A in respect of the proposed equity transfer from Party A to Party B;

(4)	Party A has the right and the capacity of conduct to sign this Agreement and this Agreement shall upon signature constitute a document with legal binding force on Party A;

(5)	The rights entitled and the obligations assumed by Party A under this Agreement are legal and valid, and its performance of obligations hereunder will not conflict with its obligations under other agreements nor will it violate any law.

2.	Party B makes the following representations, warranties and undertakings to Party A, warrants that as of the time when this Agreement becomes effective such representations, warranties and undertakings are still valid and acknowledges that Party A enters into this Agreement in reliance of such representations, warranties and undertakings:

(1)	Party B is an enterprise legal person established and validly existing in accordance with and has obtained all authorization, approval and consents required for the purpose of the equity under this Agreement;

(2)	Party B has the right and the capacity of conduct to sign this Agreement and this Agreement shall upon signature constitute a document with legal binding force on Party B;

(3)	The rights entitled and the obligations assumed by Party B under this Agreement are legal and valid, and its performance of obligations hereunder will not conflict with its obligations under other agreements nor will it violate any law.

3.	Each of the representations, warranties and undertakings made by Party A and Party B is made on the basis of the facts existing as of the date hereof and shall be construed independently and not subject to any other representations, warranties and undertakings or other terms of this Agreement and shall remain in full effect when Party B acquires the purchased equity.

4.	During the currency of this Agreement and each term of this Agreement, Party A and Party B agree to notify the other Party if either of them is aware that any representation, warranty or undertaking is not true.

Article 7 Cancellation and Termination

1.	Party A has the right to cancel this Agreement by notice to Party B if any of the following circumstances arises:

(1)	an event whose occurrence is neither predictable nor avoidable and whose consequences cannot be overcome has occurred and led to de facto impossibility of the proposed equity transfer;

(2)	Party B has violated any term of this Agreement and such violation has made it impossible to realize the purpose of this Agreement;

(3)	a fact or circumstance arises which makes the representations, warranties and undertakings of Party B materially untrue.

2.	Party B has the right to cancel this Agreement by notice to Party A if any of the following circumstances arises:

(1)	an event whose occurrence is neither predictable nor avoidable and whose consequences cannot be overcome has occurred and led to de facto impossibility of the proposed equity transfer;

(2)	Party B has violated any term of this Agreement and such violation has made it impossible to realize the purpose of this Agreement;

(3)	a fact or circumstance arises which makes the representations, warranties and undertakings of Party B materially untrue.

3.	If any Party cancels this Agreement in accordance with the provisions of Paragraphs 1 or 2, both Parties will be entitled to the rights hereunder nor will they bear the obligations hereunder except for those set out in Articles 8, 9, 10 and 11.

Article 8 Confidentiality

1.	Both Party A and Party B shall keep in strict confidence the information in respect of the following matters which they have obtained in connection with the signing and performance of this Agreement:

(1)	the terms of this Agreement;

(2)	the negotiation concerning this Agreement;

(3)	the subject matter of this Agreement;

(4)	the trade secrets of each Party.

However, the information which is disclosable pursuant to Paragraph 2 of this Article is excepted.

2.	The Parties to this Agreement may disclose the information described in Paragraph 1 of this Agreement only in the following circumstances:

(1)	the disclosure is required by law;

(2)	the disclosure is required by a competent government body, regulatory authority or stock exchange;

(3)	the disclosure is made to the professional advisor or legal counsel to that Party (if any);

(4)	the information has entered into the public domain other than as a result of the fault of that Party;

(5)	the Parties have given prior written consent.

3.	This Article shall survive the termination of this Agreement without limitation of time.

Article 9 Taxes and Expenses

Each Party shall be responsible for the taxes and expenses arising and payable by it in connection with the signing and performance of this Agreement.

Article 10 Liability for Breach of Contract

1.	If Party A or Party B fails to perform the obligations set out in this Agreement, such failure constitutes a breach of contract and the breaching Party must be liable for the legal and economic liabilities arising from such breach of contract.

2.	If this Agreement is cancelled or terminated for reasons other than failure of Party A or Party B to perform the obligations set out herein, neither Party to this Agreement may demand the other Party to assume any liability. However, if the termination of this Agreement is caused by a Party’s serious breach of a statement, undertaking and representation /or warranty under this Agreement, if the non-complying or breaching Party must assume full liability for any and all losses arising or suffered as a result of such non-compliance or breach of contract.

3.	No amendment or cancellation of this Agreement shall affect the right of the complying Party to demand compensation from the breaching Party.

Article 11 Governing Law and Dispute Resolution

1.	The conclusion, validity, interpretation and enforcement of and the dispute resolution in relation to this Agreement shall be governed by the published laws, regulations and rules of China. However, if the published laws, regulations and rules of China are silent in respect of any particular matter concerning this Agreement, reference shall be made to the general international business practice.

2.	All disputes arising from or in connection with the performance of this Agreement shall be resolved by the Parties through amicable consultation; if such consultation fails to resolve a dispute within 30 of the arising of such dispute, either Party may submit the dispute to the Shanghai Commission of China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules then in effect. The arbitration award shall be final and binding on both Parties. All costs arising from arbitration shall be borne by the losing Party unless otherwise provided in the arbitral award of the Shanghai Commission of China International Economic and Trade Arbitration Commission. During the course of arbitration, performance of this Agreement shall continue except for the parts under dispute and arbitration.

Article 12 Matters Unaddressed

If there is any matter which is not addressed in this Agreement, Party A and Party B will enter into a supplementary agreement which will have equal legal effect as this Agreement.

Article 13 Counterparts

This Agreement shall be written in quadruplicate with Party A and Party B each holding one counterpart and the remaining counterparts to be used in application for approval, and all counterparts shall have equal legal effect. (End of the text of the main body of the Agreement)

(This page is the signature page of the Equity Transfer Agreement Relating to Changzhou Trina Solar Energy Company Limited between [    ] and Trina Solar Energy Holding Limited Co.)

Party A:	[ ]

Legal representative (or authorized representative): [signature]

Party B:	Trina Solar Energy Holding Limited Co.

Authorized representative: [signature]

Consent and waiver of preemptive rights in respect of the this Agreement have been obtained from all shareholders of Changzhou Trina Solar Energy Company Limited besides [    ].

Changzhou Trina Investment Company Limited (seal)

Legal Representative: /s/ Gao Jifan

Sino Super Investment Limited (seal)

Legal Representative: /s/ Lai Sing Yip

Sun Era Industries Limited

Legal Representative: /s/ Chunyan Wu

Wai Tat (Hong Kong) Limited

Authorized Representative: /s/ Tsan Fong Lau

March 28, 2006

Schedule

No.	Date of Agreement	Transferor	Percentage of Equity Interest Transferred	Consideration
1	March 28, 2006	Changzhou Tianhe Investment Co., Ltd.	32.48%	US$	2.365 million
2	March 28, 2006	Changzhou Wujin Nanfang Bearing Co., Ltd.	18.96%	US$	2.76 million
3	March 28, 2006	Sino Super Investment Limited	18.96%	US$	1.00
4	March 28, 2006	Sun Era Industries Limited	10.64%	US$	1.00
5	March 28, 2006	Wai Tat (Hong Kong) Limited	18.96%	US$	1.00